Deloitte & Touche LLP
                                                         1040 NBC Center
                                                         Lincoln, NE  68508-1469
                                                         Telephone: 402-437-3110


Board of Directors
Stratus Fund, Inc.
Lincoln, Nebraska


In planning and performing our audit of the financial statements of Stratus Fund, Inc. Growth, Government Securities, Capital Appreciation, Intermediate Government Bond, and International Portfolios, (the Stratus Fund, Inc. Portfolios) for the year ended June 30, 1998, on which we have issued our report dated July 24, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Stratus Fund Inc. Portfolios is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 1998.

This report is intended solely for the information and use of management, the Board of Directors, and the Securities and Exchange Commission.



Lincoln, Nebraska
July 24, 1998